Exhibit 99

(unaudited) (in millions)	Three Months Ended December 31, 2011	Three Months Ended March 31, 2012	Three Months Ended June 30, 2012	Three Months Ended September 30, 2012	Twelve Months Ended September 30, 2012
Net Sales
Seating	$3,895	$4,177	$4,056	$3,726	$15,854
Interiors	1,026	1,042	1,081	980	4,129
Electronics	340	377	328	306	1,351

Total Automotive Experience	$5,261	$5,596	$5,465	$5,012	$21,334

Segment Income (Loss) *
Seating	$189	$196	$179	$130	$694
Interiors	(17)	1	(3)	(1)	(20)
Electronics	29	37	33	30	129

Total Automotive Experience	$201	$234	$209	$159	$803

(unaudited) (in millions)	Twelve Months Ended September 30, 2011
Net Sales
Seating	$14,656
Interiors	4,119
Electronics	1,290

Total Automotive Experience	$20,065

Segment Income (Loss) *
Seating	$641
Interiors	(5)
Electronics	144

Total Automotive Experience	$780

*	Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring costs and net mark-to-market adjustments on pension and postretirement plans. In the fourth quarter of fiscal 2012, the Company changed its method of accounting for pension and postretirement benefits, which is retrospectively applied to all periods presented.